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                                                                     Exhibit 5.1


                [ORRICK, HERRINGTON & SUTCLIFFE LLP LETTERHEAD]


                                November 9, 2000


Immunex Corporation
51 University Street
Seattle, WA  98101

Ladies and Gentlemen:

     We are counsel to Immunex Corporation, a Washington corporation (the "Company"). We have acted as counsel to the Company in connection with the sale by certain selling shareholders of the Company (the "Selling Shareholders") of up to 10,000,000 shares (the "Shareholder Firm Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), together with an additional 1,500,000 shares of Common Stock if and to the extent the underwriters exercise an over-allotment option granted by the Selling Shareholders (the "Option Shares"), and in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shareholder Firm Shares and the Option Shares.

     We have examined the Registration Statement and such instruments, documents and records which we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that upon the happening of the following events:

     (a) the effectiveness of the Registration Statement and any amendments thereto;

     (b) due action by the Selling Shareholders authorizing the sale of the Shareholder Firm Shares and the Option Shares;

     (c) the offering and sale of the Shareholder Firm Shares and, to the extent the underwriters exercise the over-allotment option, the Option Shares, as contemplated by the Registration Statement and the Underwriting Agreement and in accordance with the Shareholder actions authorizing the sale of Shareholder Firm Shares and Option Shares; and

     (d) receipt by the Selling Shareholders of the consideration for the Shareholder Firm Shares and, to the extent the underwriters exercise their over-allotment option, for the Option Shares, as contemplated by the Registration Statement and the Underwriting Agreement;
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the Shareholder Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Option Shares, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus of the Registration Statement under the heading "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                              Very truly yours,

                              /s/ Orrick, Herrington & Sutcliffe LLP